Exhibit 99.1

Pioneer Diversified High Income Fund, Inc. (HNW)

Pioneer Floating Rate Fund, Inc. (PHD)

Pioneer High Income Fund, Inc. (PHT)

(each a “Fund” and together, the “Funds”)

PIONEER CLOSED-END FUNDS ANNOUNCE POSTPONEMENT OF

MARCH 26, 2025 SPECIAL MEETING OF STOCKHOLDERS

BOSTON, MA – (BUSINESS WIRE) – March 25, 2025. Each of the Funds listed above announced today that the Special Meeting of Stockholders (the “Meeting”) originally scheduled for Wednesday, March 26, 2025 at 11:00 a.m. Eastern Time has been postponed in order to give shareholders more time to vote. The Funds will announce the rescheduled Meeting date, time and location in due course.

As described in the proxy materials for the Meeting previously distributed, the Board of Directors of each Fund has fixed the close of business on February 4, 2025 as the record date for the determination of stockholders of the Fund entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

Stockholders are not required to attend the Meeting to vote on the proposal. Whether or not stockholders plan to attend the Meeting, each Fund urges stockholders to authorize a proxy to vote the stockholder’s shares in advance of the Meeting on the WHITE proxy card included with the proxy materials for the Meeting. In connection with the Meeting, each Fund has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”). Stockholders are advised to read their Fund’s proxy statement because it contains important information. The proxy statement is available on the internet at https://vote.proxyonline.com/Amundi/docs. The WHITE proxy card included with the proxy materials previously distributed will not be updated to reflect the change in date and may continue to be used to vote your shares in connection with the Meeting. The proxy statement and other documents filed by a Fund are also available for free on the SEC website, www.sec.gov.

This press release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on such Fund’s current plans and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning such risks and uncertainties are contained in the Fund’s filings with the SEC. An investment in a Fund involves risk, including loss of principal, investment return and the value of shares will fluctuate. Any data and commentary provided in this press release are for informational purposes only.

For questions about the proposal or assistance in voting your shares, please call the Funds at 1-800-488-8095. For more information about the Funds, please consult the Funds’ website at www. amundi.com/usinvestors/Products/Closed-End-Funds. The information contained on the Funds’ website is not part of this press release. Hard copies of each Fund’s complete audited financial statements are available free of charge upon request.

Category: Fund Announcement

Media Contact: Geoff Smith, 617-504-8520

Source: Amundi Asset Management US, Inc.